FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2025

Compound Real Estate Bonds, Inc.

Commission File No. 024-11848

88-2224023

I.R.S Employer Identification No.

Delaware

(State or other jurisdiction of incorporation or organization)

1185 Avenue of the Americas, 3rd floor

New York, NY 10036

(Address of Principal Executive Office)

(800) 560-5215

Issuer’s Telephone Number

Compound Bonds

(Title of each class of securities issued pursuant to Regulation A)

In this report (the “Annual Report”), unless the context otherwise indicates, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Compound Real Estate Bonds, Inc., a Delaware corporation, and our wholly-owned subsidiary Compound Lending, LLC, a Delaware limited liability company, which we refer to as “Compound Lending.” Additionally, “CRH” refers to Compound Real Estate Holdings, Inc., a Florida corporation, and parent company of the Company and Compound Administrative Services LLC, a Delaware limited liability company. In certain circumstances, we use “Compound” as an overarching term to refer to the each of the entities listed above as a cohesive group.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Compound Real Estate Bonds, Inc. (the “Company”, “Compound Real Estate Bonds,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Compound Real Estate Bonds, Inc. Offering Circular filed pursuant to Regulation A, dated June 27, 2025, (“Offering Circular”) in the section entitled “RISK FACTORS” beginning on page 4, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Compound Real Estate Bonds, Inc.

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2025

i

PART II

Compound Real Estate Bonds, Inc.

Item 1. Business

Our History

We were incorporated under the laws of the State of Delaware on November 2, 2021, initially by Impactology Financial Corporation (“IFC”). On November 4, 2021, we issued 10,001 shares of our common stock to IFC in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to Compound Real Estate Holdings, Inc., (“CH”), which became the new parent of the Company. CH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CH was a re-branding effort.

CH also wholly owns Compound Administrative Services LLC, an entity with which we contract for administrative services. Our wholly owned subsidiary Compound Lending, through which we plan to operate our business, was organized as a limited liability company under the laws of the State of Delaware on March 16, 2022, and commenced operations on October 26, 2024. For a description of the relationship between these entities, see the section entitled “OUR ORGANIZATIONAL STRUCTURE” on page [   ] of the Offering Circular.

Our principal office is located at 1185 Avenue of the Americas, 3rd floor, New York, NY 10036 and our phone number is 1-800-560-5215. Our corporate website address is located at www.compoundrealestatebonds.com. Information contained on, or accessible through, the website is not a part of, and is not incorporated by reference into, this report.

Background – the Compound Group of Companies

CH was incorporated under the laws of the State of Florida on September 28, 2021. Compound aims to democratize investing for everyone, by giving everyone an opportunity to invest like the 1%. As an alternative to the low interest saving accounts at traditional institutions, Compound provides consumers with an 8.5% fixed interest earning digital bond for as little as $10. Compound Bonds harness the power of real estate to provide consumers with an attractive interest rate. The proceeds from bonds purchased by consumers is lent out to households and businesses through asset backed loans secured by real estate and used to purchase existing asset-backed loans secured by real estate.

In its fundraising efforts, CH targeted millennials with a basic distrust of traditional financial institutions who had difficulty saving money and/or funding a retirement program. CH believes the current financial system has not provided this generation with an attractive return on their savings held in traditional savings accounts. As an alternative, Compound Real Estate Bonds provides consumers a way to put idle money to work through a digital high yield bond.

On November 2, 2021, our Company was formed by IFC (which subsequently established CH, our current parent company, as part of a re-branding effort, after which IFC became non-operational). Our business model is centred primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

On March 16, 2022, we formed our wholly owned subsidiary Compound Lending, LLC (“Compound Lending”). Compound Lending provides loan and investment origination and processing services for our Company. Also on March 15, 2022, CH established Compound Administrative Services. On October 26, 2024, Compound Lending (and the Company) commenced operations and began acquiring its first real estate assets. Our acquisition of real estate assets is ongoing.

Our Business Model

We are an early-stage company, which, through our wholly owned subsidiary Compound Lending, plan to implement our business model. Our business model is centred primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that the majority of our assets will continue to consist of mortgages and other liens on and interests in real estate, and that the remainder of our assets will consist of real estate assets (which may include interests in whole pool mortgage-backed securities (MBS) and debt obligations secured by a pool of whole mortgage loans) and/or cash and cash equivalents. We do not intend to acquire any assets that are not cash and cash equivalents and have no relationship to real estate. We sold Compound Bonds pursuant to a Regulation A offering to provide the capital for these activities.

Our Investment Strategy

We use a value driven investing approach where we seek to purchase real estate and real estate related debt for less than what we believe is their intrinsic value. Our flexible approach focuses on identifying quality income-producing investments across these asset classes, regardless of location or property type. The Company maintains a portfolio of income-producing assets, including real estate bridge loans, asset-backed lending positions, public credit investments, and U.S. Treasury and agency mortgage-backed securities, structured to generate recurring interest income and to provide liquidity for bondholder redemptions.

For more information about our overall strategy and the particular assets we plan to target, please see the section entitled “OUR INVESTMENT STRATEGY,” starting on page 2 of our Offering Circular.

Recent Operations

The Company began deploying assets into real estate loans in October of 2024. As of March 31, 2026, the Company has deployed approximately 62% of its assets and is continuing to originate real estate loans and identify real estate assets which meet its investment criteria. As of March 31, 2026, the Company held approximately $11,630,246 in real estate backed loans with an average LTV of 50%, and LTVs ranging from 10% - 55%. All loans are for a one-year term with no principal due until the end of the loan term. Interest rates on the loans range from 10% to 12%, averaging approximately 11.8%. The properties secured by these loans are predominantly located in the Canadian Province of Ontario, the State of Florida, and the State of New York, the State of Pennsylvania, and the State of Georgia. The properties are a mix of residential, industrial, and commercial office space. Approximately 64.2% of the Company’s outstanding loan portfolio was concentrated in a single loan of $7,466,612 secured by an industrial property with a LTV of 50% in the Canadian Province of Ontario, with no other single loan representing more than 15%.

The Company currently holds the remainder of its available assets in interest bearing accounts and liquid U.S. government bonds to earn a return while it continues to search for and deploy its Capital in investment opportunities. The success of our Company will be based on our ability to deploy the Capital we have raised in income producing assets.

Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period from year ended December 31, 2025, December 31, 2024, December 31, 2023, the year ended December 31, 2022, and from November 2, 2021 (inception) to December 31, 2021. We expect to generate income from (i) the difference between the interest rates we charge on our real estate loans and mortgages and other real estate investments which we have acquired and the interest we will pay to the holders of Compound Bonds; (ii) loan origination fees generated by Compound Loans (1% to 2% of the amount of a loan originated by Compound Loans charged to the borrower, the proceeds from which will flow to Compound Bonds); (iii) profits we realize on the sale of the interests in real estate that we acquire, and (iv) rental income from interests in real estate that we acquire. However, the Company has not yet generated sufficient revenues to fully cover all principal and interest obligations on its outstanding bonds from operating cash flow alone, and there can be no assurance that it will do so in future periods.

The Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full at maturity. In the event that bondholder redemption requests exceed the Company’s available liquidity reserves, the Company would be dependent on its parent, Compound Real Estate Holdings, Inc. (‘CH’), to provide capital to support ongoing operations and redemption obligations. CH is under no contractual obligation to advance any such funds.

Compound Fintech Platform

CH has developed technology solutions, including the compound app and the compound websites (each of which display substantially the same information to users), that were used to facilitate the purchase of Compound Bonds and provide each user with information on the Compound Bonds he or she owns. We refer to the Compound App and the Compound Website collectively as the “Compound Fintech Platform.” As discussed below in Item 5. Management and Others in Certain Transactions, we have promised to pay a license fee to CH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Fintech Platform each year.

Operations – Administrative Services Agreement with Compound Administrative Services LLC

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services, an affiliate. Compound Administrative Services was established on March 15, 2022 as a cost-sharing effort to utilize personnel more efficiently throughout the Compound group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Compound Administrative Services. During 2022, Compound Administrative Services paid professional expenses on behalf of the Company which resulted in an amount owed by the Company to Compound Administrative Services of $29,981 and are reflected on the balance sheet of the Company’s year-end Audited financials as an amount due to a related party. On November 13, 2023, the Administrative Services Agreement was amended to recognize the fact that the Parties had agreed that the Company would be invoiced and make payments pursuant to the Agreement on an annual (instead of monthly) basis. During 2023, the Company’s share of expenses incurred by Compound Administrative Services totalled $97,770. During 2024, the Company’s share of expenses incurred by Compound Administrative Services totalled $541,590.09. During 2025, Compound Administrative Services engaged in $3,325,004 in transactions on the Company’s behalf. As of December 31, 2025 (the date of the Company’s most recent financial statements), the Company owed Compound Administrative Services $3,325,004.

Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services.

Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of this offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on an annual basis.

The reimbursement amount under the Administrative Services Agreement, will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This annual reimbursement amount will be based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company.

There are no fees under the Administrative Services Agreement.

Pursuant to the Administrative Services Agreement, Compound Administrative Services also agreed to certain indemnification provisions, whereby Compound Administrative Services agreed to indemnify, defend, and hold harmless our Company, including its stockholders, officers, directors, and other agents against claims, liabilities, and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are related Compound Administrative Services’ services to the Company pursuant to the Administrative Services Agreement.

The term of the Administrative Services Agreement will continue until it is terminated. The Administrative Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information, please see the Administrative Services Agreement, which is Exhibit 6.1 hereto.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Administrative Services Agreement with Compound Administrative Services for our operations.

Company Offices

Compound Administrative Services provides office space to us under the terms of the Administrative Services Agreement described above.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests. More information can be found in our Offering Circular, RISK FACTORS beginning on page 4, where are hereby incorporated by reference herein.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Competition

We compete with other companies that lend to the sub-prime and short term mortgage industry. These companies include other mortgage lenders. We seek to, but may not be able to effectively compete with, such competitors.

However, we believe we have a competitive advantage based on the fact that we place assets in an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the sub-prime mortgage industries. We believe that this area is one of our competitive strengths because we believe that there are not many lenders who are servicing these borrowers which leaves more room for the Company to pursue opportunities in this sector. Additionally, we believe that this area is one of our competitive strengths because many other lenders are not interested in loans to sub-prime developers who seek to finance their real estate to provide funds for short term development of their properties. However, despite our intentions, we may never be profitable in this sector.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in the Offering Circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in the Offering Circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Overview

Compound Real Estate Bonds Inc. (“CBI”) raised capital from individual investors and deploys the proceeds into real estate-backed assets, primarily short-term mortgages, through its subsidiary Compound Lending LLC (CLL), while holding cash in U.S. Treasury securities. The Company began full-scale operations in 2024.

Results of Operations

For the year ended December 31, 2025, CBI’s total income was $1,625,212, consisting of interest income of $1,428,665 and origination and other fees of $196,547. This is a substantial increase from total interest income of $77,550 in 2024, driven in part based on the Company holding $12,396,286 in mortgages as of December 31, 2025 when compared with $2,181,662 in mortgages as of December 31, 2024, along with the fact that the Company only began acquiring mortgages in the fourth quarter of 2024. However, total expenses for 2025 were $3,047,794, with $1,766,965 consisting of interest expenses on the Compound Bonds.

Total operating expenses during the year ended December 31, 2025 were $3,047,784, compared with total expenses of $1,334,784 for the year ended December 31, 2024. This increase in expenses was primarily driven by the rise in interest expense on the Company’s Compound Bonds increasing from $360,065 to $1,766,965, reflecting both an increase in the interest rate the Company was paying on those bonds (from 7% to 8.5% in April 2024) along with an increase in the number of bonds outstanding. The net loss for 2025 was $1,422,572, compared with a net loss of $1,329,604 for the year ended December 31, 2024.

During its first full year of operations (2025) the Company did not generate sufficient revenues from operations to fully cover its obligations. While the Company’s advertising ($426,223 in 2025, $284,563 in 2024), legal and professional fees ($373,600 in 2025, $9,816 in 2024) and other administrative fees are expected to decrease in 2026, the Company would still have net losses in 2025 even if these expenses had been reduced to zero. While the Company hopes to increase its income going forward by optimizing returns on its deployed capital, there can be no assurance that it will generate sufficient revenue to repay all bonds in full.

Liquidity and Capital Resources

As of March 31, 2026, 4,134,718 Compound Bonds were sold pursuant to Regulation A, raising a total of $41,347,180, and 2,494,567 of the Compound Bonds have been redeemed by investors, leaving 1,640,151 Compound Bonds outstanding (representing a total liability of $16,766,718.84 when compounded interest is included). Additionally, as of March 31, 2026 the Company owed approximately $6,897,095 to related parties and had approximately $31,518 in other liabilities. However, we only had $7,770,502 in cash with which to satisfy potential redemptions, with an additional $12,661,947 deployed in mortgage and real estate assets.

As of December 31, 2025, we had liquid assets of $6,828,064, (consisting of $1,847,385 in cash and cash equivalents and $4,980,679 in Treasury Bills), while the total original principal amount of the outstanding Compound Bonds was $19,007,784, and the total outstanding amount of original principal and compounded interest on Compound Bonds was $19,345,217. In addition to Compound Bonds outstanding, the Company had an additional $42,107 in other current liabilities and a further additional $4,065,072 owed to related parties.

As of December 31, 2024, we had liquid assets of $7,975,592, (consisting of $2,782,160 in cash and cash equivalents and $5,193,432 in Treasury Bills), while the total original principal amount of the outstanding Compound Bonds was $12,239,873, and the total outstanding amount of original principal and compounded interest on Compound Bonds was $12,446,343. In addition to Compound Bonds outstanding, the Company had an additional $278,923 in other current liabilities and a further additional $65,955 owed to related parties.

We believe that we have sufficient capital to continue to fund our expenses over the next twelve months, so long as there are not substantial bondholder redemptions. However, there is substantial uncertainty as to whether we will have sufficient capital to meet periodic bondholder redemptions. The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We do not have any external sources of capital, other than potential advances from CH to provide funds for our operations or help us acquire assets. CH, however, is under no obligation to advance us any funds.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated sufficient revenues to fully cover all principal and interest obligations on its outstanding bonds from operating cash flow alone, and there can be no assurance that it will do so in future periods. The Company’s Regulation A offering qualified by the Securities and Exchange Commission terminated on September 19, 2025, and the Company is not currently raising capital under that offering. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date these consolidated financial statements are issued. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full. In the event that bondholder redemption requests exceed the Company’s available liquidity reserves, the Company would be dependent on its parent, Compound Real Estate Holdings, Inc. (‘CH’), to provide capital to support ongoing operations and redemption obligations. CH is under no contractual obligation to advance any such funds.

Contingent Liabilities

We may be subject to lawsuits, investigations, and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of March 31, 2026.

Income Taxes

Compound Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of December 31, 2025, we had no federal and state income tax expense.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Trends & Uncertainties

The Company has concluded its active fundraising activities under its Regulation A+ offering and is no longer raising new capital from investors. The Company’s current focus is managing its existing portfolio of real estate-backed assets, servicing its outstanding bond obligations, and optimizing returns on deployed capital.

The Company continues to implement its value-driven investment strategy, focusing on real estate and real estate-related debt. CREB remains focused on the U.S. real estate market, which continues to present opportunities informed by key fundamentals including the rising cost of first-time homeownership and stringent credit standards in the conventional mortgage sector. These dynamics continue to support demand for alternative real estate financing, which underpins the performance of the Company’s existing loan portfolio.

The Company’s primary objective in the current period is the continued performance of its deployed assets, disciplined management of operating expenses, and meeting its obligations to existing bondholders. Interest income from maturing assets is expected to be the primary revenue source, and the Company anticipates improving operational efficiency as it transitions from a growth-stage capital raising posture to mortgage management / Orgination and debt servicing focus.

The Company’s outstanding bonds remain payable on demand. As the Company is no longer deploying new investor capital into illiquid real estate assets, the risk profile of this liability structure has evolved. However, the Company continues to monitor liquidity carefully to ensure it maintains sufficient reserves to meet redemption requests as they arise. Should redemption demand exceed available liquid reserves, the Company may need to seek additional financing or liquidate assets.

Item 3. Directors and Officers

The following table provides information on our current executive officers, directors, and key individuals:

Name	Age	Positions
Inderjit Tuli	78	President, Chief Executive Officer and Director
Harminder Singh Burmi	54	Senior Vice President, Chief Financial Officer and Director
John Tuli	53	Business Consultant to Compound Real Estate Holdings Inc.

Each of the above-named officers work for the Manager. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page [   ], and are hereby incorporated by reference herein.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

Family Relationships

John Tuli is the son of Inderjit Tuli.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in this offering statement under “Management – Administrative Services Agreement with Compound Administrative Services,” Under the terms of the Administrative Services Agreement, Compound Administrative Services agreed to provide to the Company certain administrative services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Compound Administrative Services. Pursuant to the Administrative Services Agreement, the Company agreed to reimburse Compound Administrative Services for the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Compound Administrative Services under the Administrative Services Agreement. The reimbursement amounts payable to Compound Administrative Services by the Company will accrue until the Company can make reimbursement payments to Compound Administrative Services from the proceeds of this offering allocated to working capital and distributions from Compound Lending, the Company’s operating subsidiary (generated from the income from the operations from Compound Lending), which reimbursement payments will be made in advance on a annual basis. The reimbursement amount under the Administrative Services Agreement will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses under the Administrative Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Compound Administrative Services based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The amount of this annual reimbursement is based on the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement and as Compound Administrative Services has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by Compound Administrative Services. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4. Security Ownership of Management and Certain Securityholders

On March 31, 2026, the Company had 5 shares of our common stock issued and outstanding, all of which were held by CH. The following table sets out, March 31, 2026, the voting securities of CH that are owned by CH’s executive officers, directors, and other persons holding more than 10% of any class of CH’s voting securities or having the right to acquire those securities. Unless specified below, the business address of each of CH’s stockholders is c/o 1185 Avenue of the Americas, 3rd floor, New York, NY 10036. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of CH’s common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)
Inderjit Tuli	Common Stock	5	0	100%
Harminder Singh Burmi	Common Stock	0		0%
All CH officers and directors as a group (2 persons)	Common Stock	5	0	100%

(1)	Based on 5 shares of common stock of CH issued and outstanding as of September 9, 2022.

Item 5. Interest of Management and Others in Certain Transactions

On March 17, 2022, we entered into an Administrative Services Agreement (the “Administrative Services Agreement”) with Compound Administrative Services LLC (“CAS”), an affiliate. The terms of the Administrative Services Agreement with Compound Administrative Services were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Compound Administrative Services in paying for the staff and office expenses for the Company under the Administrative Services Agreement. The terms of the Administrative Services Agreement are described in Item 1 Business above under the section entitled “Our Business - Operations – Administrative Services Agreement with Compound Administrative Services”.

On November 4, 2021, we issued 10,001 shares of our common stock to IFC, our previous parent company, in exchange for $50,100. On March 11, 2022, the Company effected a reverse stock split, reducing the Company’s 10,000,000 authorized shares of common stock to 5,000 shares of common stock. As a result, the 10,001 shares owned by IFC converted to 5 shares of common stock, representing all of the outstanding shares of common stock of the Company. Subsequently, on March 17, 2022, IFC transferred all of its 5 shares of the Company’s common stock to CH, which became the new parent of the Company. CH is the sole stockholder of the Company’s common stock, and was formed by the same individuals behind IFC, which is now non-operational. The purpose of establishing CH was a re-branding effort. CH is the sole stockholder of the Company’s common stock.

On March 17, 2022, we entered into a verbal agreement (not a written agreement) with CH to pay a license fee to CH in the amount of 2% of the value of the total Compound Bonds sold on the Compound Fintech Platform each year. The license fees paid by us to CH are not used to offset the reimbursements under the Administrative Services Agreement. There are no other terms to such verbal agreement. In light of the fact that our agreement with CH is a verbal contract (rather than a written contract), we and CH are exposed to the following risks:

●	the risk that we and CH misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

●	the risk that we and CH will have a dispute regarding what was agreed to because we and CH are only relying on memory; and

●	the risk that a court will not enforce the contract because we and CH may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with CH and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Our corporate office address is 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, it is leased by Compound Administrative Services LLC (“CAS”) a related party by common ownership. CAS permits us to use this office without charge. It was determined that the current use of the has no material fair value, in consideration that we have no employees, operations or physical assets that occupy the premises and presently uses the location as a business address.

We formed a wholly owned subsidiary Compound Lending, LLC (“CLL”) on March 16, 2022. We intend for CLL to operate as a lender of residential and commercial mortgages; a role directly related to our business objectives as an investor in mortgage-backed securities. CLL commenced operations on October 26, 2024.

As of December 31, 2025 the Company owed Compound Administrative Services $3,325,004, with an additional $740,068 owed to affiliated companies owned and operated by CH. Intercompany balances arise from transactions and expenses paid between the entities in the normal course of operations. These amounts due to related parties are non-interest bearing and payable on demand.

See Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources, and Item 7. Financial Statements, Note 10 – Related Parties, for a discussion of related party transactions, which are hereby incorporated by reference herein.

Item 6. Other Information – Changes in Issuer’s Certifying Accountant

Dismissal of Ernest L. Tomkiewicz CPA PLLC

i.	On January 1, 2026, Compound Real Estate Bonds, Inc. (the “Company”) dismissed Ernest L. Tomkiewicz CPA PLLC (“Tomkiewicz”) as the Company’s independent registered public accounting firm.

ii.	Tomkiewicz’s audit reports on the financial statements of the Company for the fiscal years ended December 31, 2024 and 2023 contained no adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles, except that such reports included an explanatory paragraph describing the uncertainty of the Company’s ability to continue as a going concern.

iii.	The dismissal of Tomkiewicz was agreed to by the Company’s Board of Directors.

iv.	During the fiscal years ended December 31, 2024 and 2023, and through January 1, 2026, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) or reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) with Tomkiewicz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused Tomkiewicz to make reference to the subject matter of the disagreement in connection with its reports.

Appointment of Umair AK CPA LLC

i.	Following careful deliberation, on February 19, 2026, the Company engaged Umair AK CPA LLC (“UAK”) as the Company’s independent registered public accounting firm, beginning the fiscal year ending December 31, 2025.

ii.	Prior to retaining UAK, the Company did not consult with UAK regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

Item 7. Financial Statements

Compound Real Estate Bonds, Inc.

Financial Statements and Independent Auditors’ Report

Independent Auditor’s Report

Inderjit Tuli

Compound Real Estate Bonds Inc.

1185 6th Avenue, 3rd Floor

New York, NY, 10036

Opinion

We have audited the consolidated financial statements of Compound Real Estate Bonds Inc. and its subsidiary (the “Company”), which comprises the consolidated balance sheet as of December 31, 2025, and the related statement of income, changes in shareholders’ deficit, and cash flows for the period then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Umair AK CPA LLC, 15500 Voss Road, Suite # 8, Sugar Land, Texas, 77498

Phone: 979-288-1505 Email: info@uakcpa.com www.uakcpa.com

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore, is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

a)	Exercise professional judgment and maintain professional skepticism throughout the audit.

b)	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

c)	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

d)	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management and evaluate the overall presentation of the financial statements.

e)	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Umair AK CPA LLC, 15500 Voss Road, Suite # 8, Sugar Land, Texas, 77498

Phone: 979-288-1505 Email: info@uakcpa.com www.uakcpa.com

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Umair AK CPA LLC

License # C11146

Richmond, Texas

Date: April 22, 2026

Umair AK CPA LLC, 15500 Voss Road, Suite # 8, Sugar Land, Texas, 77498

Phone: 979-288-1505 Email: info@uakcpa.com www.uakcpa.com

COMPOUND REAL ESTATE BONDS, INC.

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 31, 2025

(Expressed in United States Dollars)

	As of 12/31/2025	As of 12/31/2024
ASSETS
Current assets:
Cash and cash equivalents	$1,847,385	$2,782,160
Treasury bills	4,980,679	5,193,432
Mortgage investments (net)	12,396,287	2,171,662
Real estate investment	10,000	-
Accounts receivable	-	981,557
Accrued interest and origination fee	1,153,649	11,270
Total Current Assets	20,388,000	11,140,081

Non-current assets:
Property and equipment, net	1,243	2,929
Software development, net	15,261	22,891
Total Non-Current Assets	16,504	25,820
TOTAL ASSETS	$20,404,504	$11,165,901

Current liabilities:
Accounts payable	$29,037	$219,627
Credit card and other liabilities	13,070	59,296
Accrued interest	337,433	206,470
Compound bonds	19,007,784	12,239,873
Due to related parties	4,065,072	65,955
Total Current Liabilities	23,452,396	12,791,221

Shareholders’ deficit
Common stock	1	1
Additional paid in capital	96,248	96,248
Accumulated losses	(3,144,141)	(1,721,569)
Total Shareholders’ deficit	(3,047,892)	(1,625,320)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$20,404,504	$11,165,901

Management approved the consolidated financial statements on April 22, 2026.

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2025

(Expressed in United States Dollars)

	Jan 1, 2025 to Dec 31, 2025	Jan 1, 2024 to Dec 31, 2024
INCOME
Interest income	$1,428,665	$77,550
Origination and other fees	196,547	-
	1,625,212	77,550

EXPENSES
Interest	1,766,965	360,065
Advertising	426,223	284,563
Legal and professional fees	373,600	9,816
Compensation and related expenses	299,000	584,310
General and administrative	166,316	7,244
Amortization	7,630	7,630
Office and administrative	2,036	127,352
Travel	5,703	16,051
Depreciation	311	163
TOTAL EXPENSES	3,047,784	1,397,194

Other income/(expense)	-	(9,960)
NET LOSS	$(1,422,572)	$(1,329,604)

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025

(Expressed in United States Dollars)

	COMMON STOCK	ADDITIONAL PAID IN CAPITAL	ACCUMULATED LOSSES	TOTAL
Balance at January 01, 2024	$1	$96,248	$(387,736)	$(291,487)
Loss for the year, 2024	-	-	(1,329,604)	(1,329,604)
Drawings	-		(4,229)	(4,229)
Balance at January 01, 2025	1	96,248	(1,721,569)	(1,625,320)
Loss for the year, 2025	-	-	(1,422,572)	(1,422,572)
Balance at December 31, 2025	$1	$96,248	$(3,144,141)	$(3,047,892)

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2025

(Expressed in United States Dollars)

	Jan 1, 2025 to Dec 31, 2025	Jan 1, 2024 to Dec 31, 2024
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,422,572)	$(1,329,604)

Adjustments for:
(Increase)/decrease from operating assets:
Amortization/Depreciation	7,941	7,793
Accrued interest	(1,142,379)	-

Increase/(decrease) from operating liabilities:
Accounts payable	(190,590)	190,589
Due to related parties	3,999,117	(61,797)
Credit card and other liabilities	(46,226)	47,165
Interest payable	130,963	152,018
Compound bonds	6,767,911	10,847,100
Net cash generated from operating activities	8,104,165	9,853,264

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment disposal/(purchase)	1,375	(3,092)
Treasury bills	212,753	(5,193,432)
Mortgage investments	(10,224,625)	(2,171,661)
Real estate investment	(10,000)	-
Net cash used in investing activities	(10,020,497)	(7,368,185)

CASH FROM FINANCING ACTIVITIES:
Additional paid in capital	-	(4,226)
Accounts receivable	981,557	(981,557)
Receivable from Plaid	-	46,668
Prior period rounding	-	(57)
Net cash generated from financing activities	981,557	(939,172)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(934,775)	1,545,907
Cash at beginning of year	2,782,160	1,236,253
CASH AT END OF YEAR	1,847,385	2,782,160

Represented by:
Cash at bank	1,847,385	2,782,160
CASH AT END OF YEAR	$1,847,385	$2,782,160

Interest	$1,766,965	$360,065
Taxes	$-	$-

See accompanying notes to the consolidated financial statements.

COMPOUND REAL ESTATE BONDS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED DECEMBER 31, 2025

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS

Impact Bonds, Inc., a Delaware corporation, was founded on November 2, 2021. Its name was changed to Compound Real Estate Bonds, Inc. (“the Company” or “CREB”) on March 11, 2022.

The Company is a wholly owned subsidiary of Compound Real Estate Holdings, Inc.

The accompanying consolidated financial statements include the accounts of Compound Real Estate Bonds, Inc. and its wholly owned subsidiary, Compound Lending, LLC formed on March 16, 2022. Any intercompany balances and transactions have been eliminated in consolidation.

Its principal place of business is:

1185 6th Avenue,

3rd Floor,

New York, NY, 10036

The Company onboards new app users through its digital platform to sell bonds. The issued bonds bear interest at 8.5 % per annum based on 360 days basis, with interest credited daily to the bondholders’ accounts. The bonds are redeemable on demand of the bondholder. The par value plus any accrued but unpaid interest is included in the redemption amount.

The Company uses these proceeds to purchase real estate backed investment instruments, including mortgages and generate income on these mortgages. All subsequent payments made to bondholders were redemptions paid in accordance with the bondholder agreement.

2.	GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated sufficient revenues to fully cover all principal and interest obligations on its outstanding bonds from operating cash flow alone, and there can be no assurance that it will do so in future periods. The Company’s Regulation A offering qualified by the Securities and Exchange Commission terminated on September 19, 2025, and the Company is not currently raising capital under that offering. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date these consolidated financial statements are issued.

The Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full at maturity. In the event that bondholder redemption requests exceed the Company’s available liquidity reserves, the Company would be dependent on its parent, Compound Real Estate Holdings, Inc. (‘CH’), to provide capital to support ongoing operations and redemption obligations. CH is under no contractual obligation to advance any such funds.

Management’s plans to mitigate these conditions center on active management of the Company’s investment portfolio and ongoing asset-liability matching. The Company maintains a diversified portfolio of income-producing assets, including real estate bridge loans, asset-backed lending positions, public credit investments, and U.S. Treasury and agency mortgage-backed securities, structured to generate recurring interest income and to provide liquidity for bondholder redemptions.

Management intends to deploy available capital into yield-generating mortgage loans and related secured credit investments with attractive risk-adjusted returns, in order to enhance net interest income and strengthen the Company’s capacity to service its bond obligations.

Management actively monitors the duration, credit quality, and cash flow profile of portfolio assets against the maturity and redemption profile of outstanding bond obligations, and adjusts allocations as needed to maintain an appropriate liquidity position. Despite these efforts, there can be no assurance that these plans will be successfully implemented or will generate sufficient liquidity to meet the Company’s obligations as they come due.

	2025	2024
Cash and cash equivalents	$1,847,385	$2,782,160
Treasury bills	4,980,679	5,193,432
Total liquid assets	$6,828,064	$7,975,592

Total bond obligations	$19,007,784	$12,239,873

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities, that might be necessary should the Company be unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Financial Reporting

The consolidated financial statements of the Company have been prepared in accordance with U.S. Generally Accepted Accounting Principles (‘U.S. GAAP’).

b.	Management’s use of judgments and estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c.	Principles of Consolidation

The financial statements present balances of the Company and its wholly owned subsidiary Compound Lending, LLC. The subsidiary company commenced operations in 2025. In accordance with ASC Topic 810 Consolidation, all intercompany accounts and transactions are eliminated in consolidation.

d.	Reclassifications

Certain prior period amounts have been reclassified to confirm to current period presentation. Specifically, Compound bonds and Due to related parties, which were previously classified as non-current liabilities have been disclosed as current liabilities in the accompanying financial statements.

e.	Cash and cash equivalents

The Company considers cash, money market accounts and short-term, highly liquid investments with a maturity of three months or less, as cash in the financial statements. The balance of cash is held in Federal Deposit Insurance Corporation (‘FDIC’) insured bank accounts.

Cash and cash equivalents include all investor funds that have fully cleared and are held in the Company’s custodial or operational bank accounts. These funds are either awaiting deployment into mortgage investments or represent liquidity held to honour redemptions and other investor-related obligation. The cash is maintained in U.S. dollar denominated, non-interest-bearing checking accounts or in highly liquid, low-risk financial instruments, consistent with CREB’s internal risk and compliance policies. The balances reconcile with both internal platform records and monthly bank statements, ensuring full traceability of investor flows.

T-Bills held by the Company are short-term, highly liquid investments that could qualify as cash equivalents under U.S. GAAP, The Company has elected to present them separately on the balance sheet for greater transparency and to distinguish them from core operational cash. These T-Bills are U.S. government-backed securities with minimal risk and are typically purchased with maturities under 90 days.

The Company’s cash balance is $1,847,385 (2024: $2,782,160) at December 31, 2025.

f.	Mortgage Investments

Mortgage Investments represent the underlying real estate loans and notes that support the Compound Real Estate Bonds. These investments are structured to generate fixed returns and are carefully underwritten by CREB’s asset management team. Each mortgage asset is recorded at it carrying value, net of any principal repayments and impairment considerations as of year-end. The investment portfolio of loans is diversified across multiple properties and geographies to reduce concentration risk, and all underlying assets are monitored for performance, risk exposure, and compliance.

g.	Accounts receivable

Receivable Deposits: This represent investor funds that have been initiated for transfer into the CREB platform but have not yet settled into the operating bank account as of balance sheet date. These transactions typically originate from ACH instructions initiated by investors purchasing Compound Real Estate Bonds (CREBs). The receivable reflects timing differences between when the transaction is authorized and when the funds are confirmed as cleared by the payment processor. Once the funds settle, the balance is reclassified from Receivable Deposits to Cash and cash equivalents and is available for deployment into investment assets.

Plaid Balance: This balance reflects investor initiated transfers that have been verified through Plaid but are still in transit or pending confirmation. Although Plaid enables real-time account linkage and balance visibility, actual ACH settlement follows a 1-3 business day delay due to banking cycles. As such, Plaid balance shown under Receivable Deposits captures the total value of authorized but unsettled inflows, which are in queue to be reconciled against the Company’s custodial or bank accounts. These amounts are closely monitored against the platform’s transaction logs and clearing confirmations to ensure accuracy in fund availability reporting.

As at December 31, 2025 the Company had $0 (2024: $981,557) accounts receivable as the Company has end its offering in mid-September, and all related transactions have been realized until December 31, 2025.

h.	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets over $500 are capitalized and depreciated, or amortized according to the Company depreciation and amortization policies.

i.	Intangible Assets

In accordance with ASC 350-40, internal use software is an Intangible asset that are not sold, leased or marketed but are acquired or internally developed to meet an entity’s needs. Capitalized software development costs are amortized over their estimated useful lives once the software is placed into service and are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Accordingly, the Company acquired software in 2022 to facilitate the issuance of bonds to clients. The software has been in service since 2023.

Intangible assets are amortized over a 5 year period. Amortization expense and accumulated amortization for 2025 are $7,630 and $22,891 respectively.

j.	Leases

The Company accounts for leases in accordance with ASC Topic 842 Leases, which requires lessees to recognize right-of-use assets and lease liabilities for leases with terms greater than 12 months. The standard also requires qualitative and quantitative disclosures to help users of the financial statements understand the amount, timing, and uncertainty of cash flows arising from leases.

As of December 31, 2025, the Company does not have any leases requiring recognition in the financial statements.

k.	Share Capital

In accordance with ASC 505 ‘Equity’ the Company considers an equity instrument to be any contract that evidences a residual interest the assets of an entity after deducting all its liabilities. The Company’s common shares are classified as equity instruments. Incremental costs directly attributable to the issuance of new shares are recognized in equity as a reduction from the gross proceeds received from the issued shares. Share capital is reported on the balance sheet and statement of changes in shareholders’ equity.

l.	Basic and Diluted Earnings Per Share

Under ASC 260 ‘Earnings per share’, public companies shall present basic and diluted per-share amounts for income from continuing operations and for net income on the face of the income statement with equal prominence. The Company presents this information accordingly, because it is qualified by the SEC under Regulation A offering, which allows it to raise capital of up to $75 million from the issuance of bonds. Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding. The computation of diluted EPS is similar to calculation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The Company had no dilutive instruments on December 31, 2025 and 2024.

m.	Related Party Disclosures

Under ASC 850 ‘Related Party Transactions’ an entity or person is considered to be a ‘related party’ if it has control, significant influence or is a key member of management personnel. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company in accordance with the standard ASC 850 presents disclosures about related party transactions and outstanding balances with related parties.

n.	Revenue recognition

The Company’s primary source of income is derived from its mortgage and loan investment activities. Revenue is recognized in accordance with U.S. GAAP based on the nature of the underlying income stream.

Interest income

Interest income from loans is accrued based on the outstanding principal amount and the contractual terms of each loan. When the collectability of interest is no longer probable, the Company places the related loan on nonaccrual status, and interest income is no longer recognized until collectability is reasonably assured.

Origination and other fees

Loan origination fees and costs are recorded as an adjustment to the amortized cost basis of the loan and are accreted or amortized to interest income over the initial loan term as a yield adjustment using a method which approximates the effective interest method.

o.	Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as operating loss carryforwards.

Deferred tax assets primarily relate to net operating loss carryforwards. A full valuation allowance has been recorded against the deferred tax assets because management believes it is more likely than not that the deferred tax assets will not be realized through future taxable income. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2025, the Company has not established a liability for uncertain tax positions.

p.	Advertising Costs

The cost of all advertising is expensed as incurred by the Company. Advertising and marketing costs for 2025 are $426,223 (2024: $284,563).

q.	Fair Value of Financial Instruments

In accordance with ASC 820 ‘Fair Value Measurement’ the Company categorizes financial instruments in a ‘fair value hierarchy’. The hierarchy categorizes the inputs used in valuation techniques into three levels. The hierarchy gives the highest priority to (unadjusted) quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The following are the three categories related to the fair value measurement of such assets or liabilities:

Level 1 - inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date, it holds a position in a single asset or liability and the asset or liability is traded in an active market.

Level 2 - inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Inputs are derived principally from or corroborated by observable market data by correlation or other means (‘market-corroborated inputs’).

Level 3 - inputs are unobservable for the asset or liability. An entity develops unobservable inputs using the best information available in the circumstances, which might include the entity’s own data, taking into account all information about market participant assumptions that is reasonably available.

The following table presents the Company’s financial assets measured at fair value are the three categories related to the fair value measurement of such assets or liabilities:

	2025
	LEVEL 1	LEVEL 2	LEVEL 3
Treasury bills	$4,980,679	$-	$-
	$4,980,679	$-	$-

	2024
	LEVEL 1	LEVEL 2	LEVEL 3
Treasury bills	$5,193,432	$-	$-
	$5,193,432	$-	$2,171,662

Treasury bills are classified as Level 1 they are valued using quoted market prices in active markets.

Due to the short-term nature of Treasury Bills, their carrying value approximates fair value. The carrying values of cash and cash equivalents, accounts payable, accrued liabilities, and related party balances approximate fair value due to their short-term nature.

r.	Measurement of Credit Losses on Financial Instruments

The Company follows FASB ASU 2016-13. Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments for trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities are required to use a forward-looking expected loss model to evaluate impairment, potentially resulting in earlier recognition of allowances for losses. Enhanced disclosures are also required, including a requirement to disclose the information used to track credit quality by year or origination for most financing receivables.

The Company’s financial assets subject to this guidance primarily include mortgage investments and accrued interest receivable. The estimate of expected credit losses is based on historical experience, current conditions, and reasonable and supportable forecasts.

As of December 31, 2025, management has evaluated the collectability of these balances and determined that no allowance for credit losses is required.

4.	MORTGAGE INVESTMENTS

Mortgage investments represent real estate-backed lending arrangements entered into by the Company either directly through its wholly owned subsidiary, Compound Lending LLC (“CLL”), or through special purpose vehicles (“SPVs”) held by CLL. These SPVs are established to facilitate specific investment transactions and to isolate risk associated with individual mortgage assets.

The Company’s mortgage investments are structured to generate fixed returns and are underwritten based on borrower creditworthiness and collateral value. These investments are recorded at amortized cost, which represents the principal balance outstanding, net of principal repayments and any allowance for credit losses.

As of December 31, 2025, the Company’s mortgage investments are held through the following entities:

INVESTMENT VEHICLE	2025
SPV 1	$8,105,042
SPV 2	3,000,000
Compound Lending LLC	1,301,205
Loss allowance for mortgages	(9,960)
Total Mortgage Investments	$12,396,287

The Company’s mortgage investment portfolio is concentrated among a limited number of investment vehicles. As of December 31, 2025, a significant portion of the portfolio is held through SPV 1, representing approximately 65% of total mortgage investments.

5.	COMPOUND BONDS

The Company offers compound bonds in increments of $10. These bonds have no maturity date and carried a fixed interest rate of 8.5% per annum effective April 9, 2024. The bonds are subject to repayment at the demand of the bond holders, at any time.

As of December 31, 2025, there are $19,007,784 (2024: $12,239,873) worth of compound bonds outstanding.

6.	COMPOUND BONDS ACCRUED INTEREST PAYABLE

Compound bonds that the Company has outstanding at December 31, 2025 have accrued interest in the amount of $337,433 at year end.

7.	CONCENTRATIONS AND CREDIT RISK

Financial instruments, which potentially subject CREB to credit risk, consist principally of cash. Cash deposits are maintained with a financial institution in the USA that is credit worthy. CREB maintains all cash with a bank insured up to $250,000 by the Federal Deposit Insurance Corporation. CREB at inception adopted a policy to closely monitor economic and regulatory conditions as it relates to federally uninsured balances, to promptly mitigate risks. Currently, CREB’s only source of capital to initiate and sustain operations came from its sole shareholder and parent company. As of December 31, 2025, the amount held in excess of the FDIC limit is $1,597,385.

In addition to cash, the Company is exposed to credit risk through its mortgage investment portfolio, which represents a significant portion of total assets. One single mortgage investment of $7,466,612 accounts for 60% of the total investments.

CREB has implemented internal controls and monitoring procedures to manage exposure to uninsured balances and to respond promptly to economic and regulatory risks associated with its banking relationships.

8.	RISK MANAGEMENT AND UNCERTAINTY

Insurance: The Company is exposed to various risks of loss related to tort, theft of, damage to and destruction of assets, errors and omissions, and job-related illness or injuries to employees for which it carries commercial insurance to cover the risk of loss for both property and business liability. There are no known claims of incidents that may result in the assumption of material claims arising from potential losses as of December 31, 2025.

Legal: The Company, from time to time may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company’s management, any liability resulting from such litigation would not be material in relation to the Company’s financial position, results of operations and cash flows. There are no pending or threatened litigations.

General: Business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn, or otherwise, changes in regulations on imports, competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operation.

9.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business.

The Company does not have any contingencies or commitments as at December 31, 2025.

10.	RELATED PARTIES

The balances due to related parties as of December 31, 2025 are as follows:

2025
Compound Administrative Services, LLC	$3,325,004
Compound Real Estate Bonds II, Inc.	315,353
Compound Gold Bonds, Inc.	413,980
Other related parties	10,735
$4,065,072

CREB’s corporate office address is 1185 Avenue of the Americas 3rd Floor, New York, NY 10036, United States, it is leased by Compound Administrative Services LLC (‘CAS’) a related party by common ownership. CAS permits the Company to use this office without charge. It was determined that the current use of the office has no material fair value, in consideration that CREB has no employees, operations or physical assets that occupy the premises and presently uses the location as a business address.

Compound Real Estate Bonds II, Inc. (‘CREB II’) and Compound Gold Bonds, Inc. are affiliated entities under common ownership with the Company. Intercompany balances arise from transactions and expenses paid between the entities in the normal course of operations.

Balances due to related parties are non-interest bearing and payable on demand.

Transactions by CAS on behalf of CREB totaling $3,325,004 during the year consisted of compensation, legal and professional fees, advertising, bond purchase and withdrawal activity, and intercompany transfers between affiliated entities.

11.	SUBSEQUENT EVENTS

Management evaluated subsequent events through April 22, 2026, the date the consolidated financial statements were available to be issued.

The consolidated financial statements do not include any adjustment that may result from these conditions.

No other subsequent events have occurred that would require adjustment to or disclosure in the consolidated financial statements.

Item 8. Exhibits

Exhibit No.	Exhibit Description
2.1	Certificate of Incorporation.*
2.2	Certificate of Amendment to Certificate of Incorporation*
2.3	Bylaws*
3.1	Form of Compound Bond.***
4.1	Form of Compound Bond Investor Agreement (for cash).*
4.2	Form of Compound Bond Subscription Agreement (for Bond Rewards for Eligible Referrals).*
4.3	Form of Compound Bond Auto-Invest Program information.*
6.1	Administrative Services Agreement dated March 17, 2022 by and between Compound Administrative Services LLC and Compound Real Estate Bonds, Inc.*
6.2	Amendment to Administrative Services Agreement dated November 13, 2023, by and between Compound Administrative Services LLC and Compound Real Estate Bonds, Inc.**
11.1	Consent of Independent Auditor

*	Previously filed with the preliminary offering circular dated April 4, 2022, and incorporated herein by reference.
**	Previously filed with the post-effective amendment to Form 1-A dated November 20, 2023, and incorporated herein by reference.
***	Previously filed with the post-effective amendment to Form 1-A dated March 21, 2024, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on April 30, 2026.

Compound Real Estate Bonds, Inc.

By	/s/ Inderjit Tuli
Inderjit Tuli,
Chief Executive Officer

This report been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Inderjit Tuli	Chief Executive Officer, President and director	April 30, 2026
Inderjit Tuli	(principal executive officer)

/s/ Harminder Singh Burmi	Senior Vice President, Chief Financial Officer and director	April 30, 2026
Harminder Singh Burmi	(principal financial and accounting officer)